EXHIBIT 11
                        INFOMED HOLDINGS, INC.
                        COMPUTATION OF EARNINGS (LOSS) PER SHARE
                        FOR THE YEARS ENDED JUNE 30


                                                              1996          1995           1994
                                                           ----------    -----------    ----------
PRIMARY EARNINGS PER SHARE:

Net Income (loss)                                          $1,044,375    ($6,698,215)   $  803,932

Less dividends on the Company's preferred stock              (265,000)      (185,355)      (51,500)
                                                           ----------    -----------    ----------

   Net income (loss) available to common stockholders      $  779,375    ($6,883,570)   $  752,432
                                                           ----------    -----------    ----------


Weighted average shares outstanding                         2,256,710      2,304,770     2,210,498
Add additional shares issuable upon exercise of
      common stock options and warrants                     1,323,578           -   (B)    725,787
                                                           ----------    -----------    ----------

Adjusted weighted average shares outstanding                3,580,288      2,304,770     2,936,285
                                                           ----------    -----------    ----------

Net income (loss) per share                                $     0.22         ($2.99)   $     0.26
                                                           ==========    ===========    ==========


FULLY DILUTED EARNINGS PER SHARE:  (A)

Net Income (loss)                                              N/A           N/A        $  803,932
                                                           ----------    -----------    ----------


Weighted average shares outstanding                            N/A           N/A         2,210,498

Add additional shares issuable upon exercise of
      common stock options and warrants and
      conversion of preferred stock                            N/A           N/A         1,146,566
                                                           ----------    -----------    ----------


Adjusted weighted average shares outstanding                   N/A           N/A         3,357,064
                                                           ----------    -----------    ----------

Net income per share                                           N/A           N/A        $     0.24
                                                           ==========    ===========    ==========



Notes:
        (A) Fully diluted earnings per share data is not presented for 1996 and 1995 as these amounts differ by less than 3% from primary earnings per share.

        (B)   Not applicable to 1995 as calculation is antidilutive.